EXHIBIT 11
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                           GRACO INC. AND SUBSIDIARIES

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)

                                                              Thirteen Weeks Ended                    Thirty-NineWeeks Ended
                                                              --------------------                    ----------------------
                                                       Sept. 27, 1996       Sept. 29, 1995       Sept. 27, 1996       Sept. 29, 1995
                                                       --------------       --------------       --------------       --------------
                                                                          (In thousands except per share amounts)

Net earnings applicable to common stock:
   Net earnings ................................              $10,157              $ 6,569              $25,774              $20,537

   Less dividends on preferred stock ...........                 --                     19                 --                     56
                                                              -------              -------              -------              -------

                                                              $10,157              $ 6,550              $25,774              $20,481
                                                              =======              =======              =======              =======

Average number of common and common
   equivalent shares outstanding:

   Average number of common
      shares outstanding .......................               17,181               17,245               17,282               17,181

   Dilutive effect of stock options
      computed on the treasury
      stock method .............................                  229                  279                  236                  228
                                                              -------              -------              -------              -------

                                                               17,410               17,524               17,518               17,409
                                                              =======              =======              =======              =======


Net earnings per common
      and common equivalent share ..............              $   .58              $   .37              $  1.47              $  1.18
                                                              =======              =======              =======              =======


    Primary and fully diluted earnings per share are substantially the same.

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